Exhibit 10.14

WOODWARD, INC.

SUMMARY OF EXECUTIVE OFFICER COMPENSATION

The compensation program for executive officers of Woodward, Inc. (the “Company”) primarily consists of three variable components: base salary, a potential cash bonus under the Company’s annual Management Incentive Plan (“MIP”), and cash and equity long-term incentive compensation under the Woodward 2006 Omnibus Incentive Plan (the “2006 Plan”). We also provide other benefits incident to employment to our employees.

BASE SALARIES

The base salaries for each of the executive officers of the Company (the “Executive Officers”) for fiscal year 2013, are as follows:

Name and Principal Positions	Base Salary
Thomas A. Gendron, President and Chief Executive Officer	$760,000
Robert F. Weber, Jr., Vice Chairman, Chief Financial Officer and Treasurer	$432,000
Martin V. Glass, President, Airframe Systems	$390,000
Sagar Patel, President, Aircraft Turbine Systems	$366,000
Chad R. Preiss, President, Engine Systems	$323,000
James D. Rudolph, President, Industrial Turbomachinery	$260,000
A. Christopher Fawzy, Corporate Vice President, General Counsel and Corporate Secretary	$326,000

MANAGEMENT INCENTIVE PLAN

The target amounts to be awarded under the MIP for fiscal year 2013 for each of our Executive Officers, subject to achievement of financial objectives of the Company, are as follows:

Name of Executive Officer	Target Amounts as a Percentage of Base Salary
Mr. Gendron	100%
Mr. Weber	70%
Mr. Glass	60%
Mr. Patel	60%
Mr. Preiss	60%
Mr. Rudolph	60%
Mr. Fawzy	55%

Under the MIP, an Executive officers bonus, if any, would range from anywhere between a threshold of 40% of the target payout up to a stretch/outstanding amount of 200% of the target payout based upon the level of performance results achieved. The payout would be 0% if the performance results are below the threshold.

LONG TERM INCENTIVE PLAN AWARDS UNDER THE 2006 PLAN

Stock Option Awards

The annual awards of options to purchase shares of Common Stock of the Company relating to fiscal year 2013 were granted to each of the Executive Officers under the 2006 Plan on October 1, 2012 with an exercise price based on the closing price of Woodward’s common stock on The Nasdaq Global Select Market on October 1, 2012.

Name of Executive Officer	Number of Shares
Mr. Gendron	142,800
Mr. Weber	30,800
Mr. Glass	21,800
Mr. Patel	23,500
Mr. Preiss	21,600
Mr. Rudolph	15,900
Mr. Fawzy	19,000

The form of Stock Option Award Agreement under the 2006 Plan, including vesting provisions, pursuant to which such awards were made, is filed with the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012, as Exhibit 10.12.

CASH COMPONENT OF LONG-TERM INCENTIVE PLAN

The Company established a reward target for the cash component of the three-year long-term incentive plan (“LTIP”) for fiscal 2013-2015 for each Executive Officer, articulated as a percentage of base pay. Payout targets for the cash component of the long-term incentive plan are detailed in the following table:

Name of Executive Officer	Cash Target LTIP Award as a % of Base
Mr. Gendron	50%
Mr. Weber	40%
Mr. Glass	35%
Mr. Patel	35%
Mr. Preiss	35%
Mr. Rudolph	35%
Mr. Fawzy	25%

For purposes of the LTIP, we assess our performance as measured by Return on Capital and Growth on Net Earnings per Share against the same performance metrics of the other companies in the S&P Mid Cap 400 over the three-year period 2013-2015. Each performance measurement is worth 50% of the award and each is measured separately. Payout triggers in relation to our ranking within the S&P Mid Cap 400 are as follows:

Performance	Payout
At or above 50th percentile	50% of target
At or above 60th percentile	100% of target
At or above 75th percentile	200% of target

OTHER BENEFITS

Our Executive Officers participate in the same health, welfare and retirement benefits as does all of our employee membership. This includes a group health insurance program; life insurance, inclusive of employee life, additional buy-up employee life, optional spouse life, and optional child life; Accidental Death & Dismemberment insurance; Long-Term Disability; Woodward Retirement Savings Plan, inclusive of employee contributions and Company contributions (100% match on the first 3% of employee contributions, 50% on the next 3% of employee contributions, capped at a total Company match of 4.5% of base salary); Woodward Stock Plan after two years’ employment (Company contribution of 5% of base wages); Retirement Income Plan (Company contribution of 1.5% of eligible wages, and 0.1% for each year of additional service). The Retirement Income Plan was frozen as of September 30, 2003, with prior participants grandfathered and closed to new participants.

All plans are subject to applicable IRS limitations. Supplemental matches and contributions are made for the Retirement Savings Plan, the Woodward Stock Plan, and the grandfathered Retirement Income Plan.

Our Executive Officers are also eligible to participate in a deferred compensation plan, the Executive Benefit Plan (“EBP”). This plan is also available to other key leaders. Participants are able to defer up to 50% of base pay, and up to 100% of any incentive payments.

WHERE MORE INFORMATION CAN BE FOUND

Each of the plans and agreements mentioned herein are discussed further annually in our Notice of Annual Meeting of Shareholders and Proxy Statement as filed with the Securities and Exchange Commission (“SEC”). Our Proxy Statement can be found on our website at www.woodward.com and at the SEC’s website at www.sec.gov.